Exhibit 99.1

Pulmatrix Announces First Quarter 2023 Financial Results and Provides Corporate Update

Patient dosing initiated for Phase 2b study of PUR1900 for ABPA

Phase 1 study of PUR3100 for migraine achieves positive topline results

$30.8 million in cash and cash equivalents at the end of Q1 2023 providing projected cash runway into Q4 2024

LEXINGTON, Mass., May 12, 2023 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system disease using its patented iSPERSE™ technology, today announced first quarter financial results for 2023 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “Our focus in the first quarter was to advance both PUR1900 and PUR3100. We initiated patient dosing for the PUR1900 Phase 2b study in allergic bronchopulmonary aspergillosis (ABPA). This is an important milestone for PUR1900 which has the potential to be the first product approved for treatment of ABPA, a disease with high unmet need that affects more than 300,000 patients in the United States.” Mr. Raad continued, “We also announced topline results for a Phase 1 study of PUR3100, our orally inhaled formulation of dihydroergotamine (DHE) being developed for the treatment of acute migraine. Based on these Phase 1 results, we are eager to advance PUR3100 into Phase 2 and plan to file an Investigational New Drug Application (IND) in mid-2023. We anticipate that PUR3100 will be Phase 2 ready by mid-year so that we are well positioned for potential partnership discussions. While we advance all of our programs clinically, we have been keenly focused on driving operational efficiencies and have extended our projected cash runway from second quarter 2024 into the fourth quarter of 2024.”

First Quarter 2023 and Recent Program and Corporate Highlights

PUR1900

●	PUR1900 is currently in a Phase 2 trial for the treatment of ABPA in patients with asthma (NCT05667662). In February 2023, Pulmatrix began dosing patients for its proof-of-concept Phase 2b study of PUR1900 (itraconazole, administered as a dry powder for inhalation). This Phase 2b trial is a randomized, double-blind, multi-center, placebo-controlled study to evaluate PUR1900’s efficacy and safety. The multi-center study is being conducted in the United States, United Kingdom, Australia and France. Endpoints include safety, tolerability, and potential efficacy outcomes to identify potential registrational endpoints in adult patients with asthma and ABPA. Pulmatrix expects to report topline data from this study in mid-2024.

PUR3100

●	PUR3100 is under development as an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™ for the acute treatment of migraine. On January 4, 2023, Pulmatrix announced PUR3100 was well-tolerated and there was a lower incidence of nausea and no vomiting was observed in PUR3100 dose groups compared to intravenously (IV) administered DHE. The study also showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. Pulmatrix plans to present the data at an appropriate upcoming scientific conference.

●	Based on the rapid systemic exposure in the therapeutic range and the improved side effect profile compared to IV dosing, Pulmatrix believes the PUR3100 formulation of DHE will be differentiated from other products approved or in development. Pulmatrix believes that PUR3100’s potential for convenient self-administration and a pharmacokinetic profile demonstrated in studies to date could address unmet needs for patients with acute migraine.

●	Pulmatrix plans to submit an IND in mid-2023 for a randomized, placebo-controlled, Phase 2 clinical study of PUR3100 in patients with acute migraine. The Phase 2 study would assess the safety and effectiveness of two dose levels of PUR3100, selected based on the initial Phase 1 clinical study. Initiation of the Phase 2 study is pending potential financing or partnership.

PUR1800

●	In February 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for acute exacerbations of chronic obstructive pulmonary disease (AECOPD). The topline data was initially announced in March 2022, at the American Academy of Allergy, Asthma & Immunology annual conference. The completed data analysis is expected to inform the study design of a potential Phase 2 study in patients with AECOPD. Pulmatrix plans to pursue partnership opportunities to advance PUR1800 into a potential Phase 2 clinical trial.

First Quarter 2023 Financial Results

Revenues increased $0.3 million to $1.5 million for the three months ended March 31, 2023 compared to $1.2 million for the three months ended March 31, 2022. The increase is related to the Company’s revenues recognized in accordance with the Cipla Agreement during the period.

Research and development expenses decreased $0.2 million to $3.9 million for the three months ended March 31, 2023 compared to $4.1 million for the three months ended March 31, 2022. The decrease was primarily due to decreased spend of $0.6 million in costs related to the Company’s PUR3100 program and $0.3 million in costs related to the Company’s PUR1800 program, partially offset by increased spend of $0.6 million in costs related to the Company’s PUR1900 program.

General and administrative expenses increased $0.2 million to $2.2 million for the three months ended March 31, 2023, as compared to $2.0 million for the three months ended March 31, 2022. The increase was primarily due to increased legal and professional services costs.

Pulmatrix’s total cash and cash equivalents balance as of March 31, 2023 was $30.8 million. The Company anticipates that its cash position is sufficient to fund operations into the fourth quarter of 2024.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,753	$35,628
Restricted cash	153	153
Accounts receivable	740	1,298
Prepaid expenses and other current assets	1,154	1,068
Total current assets	32,800	38,147
Property and equipment, net	203	235
Operating lease right-of-use asset	685	710
Long-term restricted cash	1,472	1,472
Other long-term assets	899	389
Total assets	$36,059	$40,953
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$578	$1,188
Accrued expenses and other current liabilities	1,662	1,638
Operating lease liability	779	857
Deferred revenue	1,713	1,339
Total current liabilities	4,732	5,022
Deferred revenue, net of current portion	4,317	4,822
Total liabilities	9,049	9,844
Stockholders’ equity:
Preferred Stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at March 31, 2023 and December 31, 2022	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 and 3,639,185 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	-	-
Additional paid-in capital	304,934	304,585
Accumulated deficit	(277,924)	(273,476)
Total stockholders’ equity	27,010	31,109
Total liabilities and stockholders’ equity	$36,059	$40,953

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues	$1,499	$1,160

Operating expenses:
Research and development	3,874	4,149
General and administrative	2,210	1,974
Total operating expenses	6,084	6,123
Loss from operations	(4,585)	(4,963)
Other income (expense):
Interest income	222	1
Other expense, net	(85)	(11)
Total other income (expense), net	137	(10)
Net loss	$(4,448)	$(4,973)
Net loss per share attributable to common stockholders - basic and diluted	$(1.22)	$(1.51)
Weighted average common shares outstanding - basic and diluted	3,650,769	3,297,280

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on our inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com